Exhibit 10.1

Royal Bank of Canada Energy Banking Centre 11th Floor, 335 - 8th Avenue S.W. Calgary, Alberta T2P 1C9 Transit: 0059 Tel.: (403) 292-8953	Fax: (403) 292-3436 E-mail: kevin.lacey@rbc.com

June 15, 2004

Private and Confidential

Olympic Seismic Ltd.
1900, 407-2nd Avenue S.W.

Calgary, Alberta T2P 2Y3

Attention: Suzanne Bowden, Vice President

Dear Sirs/Mesdames:

Re: Amendment to the Letter Agreement dated January 12, 2004

We refer to the Letter Agreement dated January 12, 2004 between Olympic Seismic Ltd., as the Borrower, and Royal Bank of Canada as the Bank (the "Letter Agreement"), and in particular to the Schedule A section of the Letter Agreement. Terms and expressions defined in the Letter Agreement, which are used and not otherwise defined herein, shall have the same meanings ascribed to them in the Letter Agreement.

This letter will confirm the aforementioned section amended as follows:

Under the Section entitled Schedule "A", delete the definition of "Good Accounts Receivable" replace with:

"Good Accounts Receivable" means accounts receivable excluding (i) the entire amount of accounts, any portion of which is outstanding more than 90 days after billing date, provided that the under 90 day portion may be included where the Bank has designated such portion as nevertheless good (which shall include those on which no more than 5% of the amount of the account has been outstanding for more than 90 days), (ii) all amounts due from any affiliate, (iii) bad or doubtful accounts, (iv) accounts subject to any security interest or other encumbrance ranking or capable of ranking in priority to the Bank's security, (v) accounts subject to all holdbacks, contra accounts or rights of set-off on the part of any account debtor, or (vi) any accounts which the Bank advises the Borrower to be ineligible;"

All other terms and conditions outlined in the Letter Agreement remain unchanged and in full force and effect.

This offer is open for acceptance until July 16, 2004, after which date it will be null and void, unless extended in writing by the Bank.

Please confirm your acceptance of this Amending Agreement by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,

/s/ Kevin Lacey

Kevin Lacey
Manager -- Energy Service and Supply

Agreed to and accepted this 12th day of July, 2004.

Olympic Seismic Ltd.

By:	/s/ Kevin P. Callaghan
Name:	Kevin P. Callaghan
Title:	President

By:	/s/ Suzanne Bowden
Name:	Suzanne Bowden
Title:	Vice President

I/We have authority to bind the corporation.

We acknowledge and confirm our agreement with
the foregoing terms and conditions, as Guarantors,
as of July 12, 2004.

SEIC Trust Administration, Ltd., as sole trustee of,

and for and on behalf of, SEIC Business Trust

By:	/s/ Kevin P. Callaghan
Name:	Kevin P. Callaghan
Title:	President

By:	/s/ Suzanne Bowden
Name:	Suzanne Bowden
Title:	Secretary/Treasurer

I/We have authority to bind the corporation.

SEIC Holdings, Ltd.

By:	/s/ Kevin P. Callaghan
Name:	Kevin P. Callaghan
Title:	President

By:	/s/ Suzanne Bowden
Name:	Suzanne Bowden
Title:	Secretary/Treasurer

I/We have authority to bind the corporation.